EXHIBIT 10.2

RETENTION INCENTIVE PLAN
Amended and Restated October 1, 2015

Prepared by: /s/ Christoper L. Hinton 9/28/15
Christopher L. Hinton, VP Compensation & Benefits     Date

Validation Date: 09/25/2015
Review Frequency: 5 years
Validated By: Donna Golden

SECTION 7

DETERMINATION OF AWARDS...........................................................................	6
7.1 Communication of Agreement...............................................................	6
7.2 Required Information.............................................................................	7
7.3 Confidentiality........................................................................................	7
7.4 Process.................................................................................................	7

SECTION 8

PAYMENT OF AWARDS.......................................................................................	8

SECTION 9

PLAN ADMINISTRATION......................................................................................	9
9.1 Plan Administrator.................................................................................	9
9.2 Exceptional Business Needs.................................................................	9
9.3 Determinations by Plan Administrator...................................................	9

SECTION 10

ADMENDMENT OR TERMINATION OF THE PLAN............................................	10

SECTION 11

GENERAL PROVISIONS......................................................................................	10
11.1 TVA Compensation Plan.......................................................................	10
11.2 Non-Transferability of Rights and Interests...........................................	10
11.3 Severability............................................................................................	10
11.4 Limitations of Rights..............................................................................	11
11.5 Titles......................................................................................................	11
11.6 Governing Law......................................................................................	11
11.7 Authorized Representatives..................................................................	11
11.8 Certain Rights and Limitations..............................................................	11
11.9 Tax Withholding.....................................................................................	12

1.	PURPOSE AND SCOPE

1.1
Establishment. The Tennessee Valley Authority (“TVA”) hereby amends and restates in its entirety its Retention Incentive Plan which was created in 1999 and updated in 2003. The amended and restated plan will hereafter be referred to as the Retention Incentive Plan (the “Plan”). The Plan supports TVA’s Compensation Philosophy, which is designed to attract, retain, and engage employees needed to accomplish TVA’s broad mission.

1.2
Purpose. The Plan is designed to provide a retention incentive to select employees in critical positions where the loss of their services may adversely impact TVA operations. Unless covered under another approved plan within the overall TVA compensation program, no other compensation related agreements may be entered into with employees outside the Plan.

2.	DEFINITIONS

Wherever used herein, the following terms have the meaning set forth below, unless a different meaning is clearly required by the context:

2.1	“Performance Cycle” means the period of time over which performance is measured for the purpose of determining the award of the retention incentive.

2.2	“Performance Goals” means the goals established for each Performance Measure used to determine the award of the retention incentive.

2.3	“Performance Measures” means the specific metrics used to measure performance.

2.4	“Section 409A” means Internal Revenue Code Section 409A and the regulations and other binding guidance thereunder.

2.5	“TVA Senior Management” means the Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”), and other officers reporting directly to the CEO or COO.

3.	PARTICIPATION

3.1
Eligibility to Participate. Participation is limited to Manager and Specialist (M&S), including executives and excluded employees, who have a minimum of one year employment with TVA. Only employees who are not covered by another long-term incentive or retention incentive under an approved compensation plan may be eligible to receive a retention incentive under the Plan unless approved by the CEO. Eligibility based on the Plan guidelines does not entitle an individual to receive a retention incentive. Retention incentives are at the sole discretion of TVA Senior Management, and participation in the Plan is determined on a case-by-case basis based on the business needs and other factors provided by business leaders.

3.2
Cost Benefit Analysis. Participation is limited to situations where it is in TVA’s best interest to retain the services of an employee in a critical position for a specified period of time in order to facilitate the transition of responsibilities or accomplish specific objectives necessary for the continued business performance of TVA. The benefits of retaining the employee should exceed the cost of the retention incentive.

3.3	Identification of Participants. TVA Senior Management identifies the individuals or group of individuals that are recommended for participation.

4.	PERFORMANCE CYCLE
The retention incentive period may extend from 6 months to 36 months.

5.	PERFORMANCE MEASURES AND PERFORMANCE GOALS
Performance Measures and Performance Goals are established specifically for each participant in a retention agreement (the “Agreement”) and are measured over the specified period of the Performance Cycle. Payment of a retention incentive award is contingent on successful achievement of the stated Performance Measures and Performance Goals.

6.	AWARD ELIGIBILITY AND CALCULATION

6.1
Award Determination. The total amount of the retention incentive payment will be based on the employee’s position (pay band/ grade/classification) and a percentage of the employee’s annual salary on the effective date of the Agreement. Guidelines for payments are as follows:

Position	Length of Agreement
	6-12 months	13-24 months	25-36 months
OE	Up to 75%	Up to 100%	Up to 200%
Grades 15-16	Up to 50%	Up to 75%	Up to 100%
Grades 11-14	Up to 30%	Up to 40%	Up to 50%
Grades 8-10	Up to 20%	Up to 25%	Up to 35%
Grades 1-7	Up to 15%	Up to 20%	Up to 25%
Excluded	Up to 10%	Up to 15%	Up to 20%

6.2
Award Payable for Change in Role. An Agreement is for the specific position the employee holds at the time the Agreement is approved. If an employee changes positions at TVA’s request, the Vice President (VP), Compensation & Benefits, will determine the amount (if any) to be paid to the employee. Should the employee voluntarily change positions, resign, or be terminated for cause prior to the fulfillment of the Agreement in its entirety, the employee forfeits the award in its entirety. In all cases, the Agreement is ended upon change of position.

6.3
Award Payable for Early Achievement of Objectives. In some instances, TVA Senior Management may determine that the employee has satisfactorily achieved the agreed upon objectives prior to the expiration date of the Agreement. In such cases, the VP Compensation & Benefits may decide to permit or require the employee to leave prior to the expiration date in the Agreement and receive up to full payment of the retention incentive.

6.4
Award Payable for Unsatisfactory Performance. In the event the employee does not satisfactorily fulfill the objectives specified in the Agreement or if the participant’s performance is rated as “Inconsistent” or “Unsatisfactory”, TVA Senior Management may elect to reduce, up to the total amount of the Agreement, any payments made to the participant. No additional payments will be provided in such cases

6.5
Termination of Agreement. TVA Senior Management has the right to terminate the Agreement with an employee at any time and make appropriate payment based on time worked and accomplishment of objectives. The VP Compensation & Benefits has the authority to evaluate unique situations that may arise and make the most effective business decision regarding changes to the Agreement with the employee on a case-by-case basis.

7.	PLAN GUIDELINES

7.1	Communication of Agreement. The provisions of the Agreement shall not be discussed by TVA managers, Human Resources (HR) or

Compensation with the participating employee until all TVA required approvals have been obtained.

7.2	Required Information. The following information must be included in the Agreement between TVA and an employee covered by the Plan:

•	Effective date of the Agreement

•	Expiration date of the Agreement

•	Payment amount and date

•	Objectives and metrics for evaluating the objectives the participant is to accomplish

•	Confidentiality statement

•	Signatures as stated in Section 7.4.5 below

7.3
Confidentiality. Participants should not disclose except with family, financial advisors or as required by law, their participation in the Plan and/or the terms and conditions of their Agreement or retention incentive. Disclosure may result in forfeiture and/or reimbursement of up to the full amounts paid under the Agreement.

7.4	Process

7.4.1
TVA Senior Management, in collaboration with HR business partners, assesses the need to provide Agreements to an individual or group of individuals. The following criteria will be used to determine eligibility for participation in the Plan:

•	The employee provides a service or serves in a capacity critical to TVA’s business performance and public service that cannot be immediately and adequately replaced

•	The employee possesses unique qualifications that cannot be immediately and adequately replaced

•	Special business needs of the organization

7.4.2
If it is determined that retention of an employee is critical to TVA, a member of TVA Senior Management, in collaboration with HR business partners, may request approval from the VP Compensation & Benefits to enter into an Agreement with the employee.

7.4.3
TVA Compensation will work with HR and the requesting member of TVA Senior Management to determine the appropriate amount and length of the Agreement. Upon final determination of length and amount of payment, Compensation will prepare the Agreement.

7.4.4
HR will work with TVA Senior Management to obtain approval signatures and employee signature on a final Agreement. The “Delegation of Approval Authority for Compensation Actions” matrix specifies the highest level of management approval and HR approval required to process retention agreements based on the amount of the award. Additional approvals may be added as required by specific business units. All approvals must be obtained prior to presentation of details to the employee.

7.4.5	The Agreement, must, at a minimum, contain the following signatures:

•	Requestor of Agreement (TVA Senior Management)

•	VP, Compensation & Benefits or delegate

•	Participant

7.4.6	Copies of the approved Agreement are distributed to the following:

•	Requestor of Agreement

•	Participant

•	HR Generalist

•	Compensation

•	HR Deployment & Support

7.4.7
Thirty days prior to scheduled payment, HR Deployment & Support will contact the employee’s management and request documentation supporting and describing how the Performance Goals and Measures have been met. The participant’s management must provide Compensation and HR Deployment & Support this documentation prior to the payment request being sent to Disbursement Services.

7.4.8	HR Deployment & Support coordinates with Disbursement Services to provide details for payments.

8.	PAYMENT OF AWARD
Awards will be paid as a lump-sum payment at the conclusion of the Performance Cycle set forth in the Agreement.
Each award shall be paid in cash after deducting the amount of applicable federal, state, and local withholding taxes of any kind required by law to be withheld by TVA. Payments under these Agreements will be made as soon as administratively practical but no later than 30 days from the date of the conclusion of the Performance Cycle set forth in the Agreement.

9.	PLAN ADMINISTRATION

9.1
Plan Administrator. The Plan shall be administered by TVA’s CEO or his or her delegate (the “Plan Administrator”) unless otherwise delegated by the Board or the CEO. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer the Plan, including without limitation, the power and authority to make factual determinations relating to, and correct mistakes in, awards, and to take such other action in the administration and operation of the Plan as the Plan Administrator deems appropriate under the circumstances, including but not limited to the following:

9.1.1	The Plan Administrator may, from time to time, prescribe forms and procedures for carrying out the purposes and provisions of the Plan.

9.1.2
The Plan Administrator shall have the authority to prescribe the terms of any communications made under the Plan, to interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any award, and to answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan.

9.1.3
The Plan Administrator may (a) notify each participant that he or she has been selected as a participant and (b) obtain from each participant such agreements and powers and designations of beneficiaries as the Plan Administrator shall reasonably deem necessary for the administration of the Plan.

9.1.4
To the extent permitted by law, the Plan Administrator may at any time delegate such powers and duties to one or more other executives or managers, whether ministerial or discretionary, as the Plan Administrator may deem appropriate, including but not limited to, authorizing the Plan Administrator’s delegate to execute documents on the Plan Administrator’s behalf.

9.2
Exceptional Business Needs. TVA Senior Management may propose, and the Senior Vice President, Human Resources and Communications has the authority to approve payment options, payment amounts, and/or time periods that fall outside the guidelines in the Plan if exceptional business needs dictate that this is required to retain the services of an employee.

9.3
Determinations by Plan Administrator. All decisions, determinations and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Plan award, shall be final and binding on all participants, beneficiaries, heirs, assigns, or other persons holding or claiming rights under the Plan or any award. The Plan Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of the Board, CEO or any other employee of TVA and such consultants and accountants as he or she may select.

10.	AMENDMENT OR TERMINATION OF THE PLAN
The Board, the CEO, or the delegate of the Board or CEO, may at any time amend or terminate the Plan without the consent of any participant, beneficiary or other person; provided, that TVA and the Plan Administrator, after any such termination, shall continue to have full administrative powers to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any outstanding awards earned by participants in accordance with the terms of the Plan. No amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right acquired by any participant or any beneficiary under an award granted before the effective date of such amendment or termination. Upon termination of the Plan, distribution of vested awards shall be made to participants and beneficiaries in the manner and at the time described herein, unless the Board, the Board’s delegate, or the CEO determines in his or her sole discretion that all such amounts shall be distributed upon termination of the Plan.

11.	GENERAL PROVISIONS

11.1	TVA Compensation Plan. Approvals regarding awards under the Plan for each participant will be made in accordance with the TVA Compensation Plan and the delegations thereunder

11.2
Non-Transferability of Rights and Interests. Neither a participant nor a beneficiary may alienate, assign, transfer, or otherwise encumber his or her rights and interests under the Plan. No such interest or right to receive a distribution may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void. In the event of a participant’s death, the Plan Administrator shall authorize payment of any award due a participant under the Plan to the participant’s beneficiary.

11.3
Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11.4
Limitation of Rights. Nothing in the Plan shall be construed to give any employee any right to be selected as a participant or to receive an award or to be granted an award other than as is provided in this document. Nothing in the Plan or any award issued pursuant to the Plan shall be construed to limit in any way the right of TVA to terminate a participant’s employment at any time, without regard to the effect of such termination on any rights such participant would otherwise have under the Plan, or give any right to a participant to remain employed by TVA in any particular position or capacity or at any particular rate of remuneration. During the lifetime of the participant, only the participant (or the participant’s legal representative) may exercise the rights and receive the benefits of any award.

11.5
Titles. The titles of the articles and sections herein are included for convenience of reference only and shall not be construed as part of the Plan or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine. Such words as ”herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

11.6
Governing Law. TVA is a corporate agency and instrumentality of the United States and the Plan shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under the Plan, the law of the State of Tennessee shall apply; provided, however, in no event shall Tennessee’s choice of law provisions apply. The Plan and payment of awards are intended to be interpreted, operated, and administered in a manner consistent with the short-term deferral exemption from Section 409A.

11.7
Authorized Representatives. Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duly authorized representative of TVA.

11.8
Certain Rights and Limitations. The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of TVA to discharge any employee and to treat any employee without regard to the effect that such treatment might have upon that employee as a participant in the Plan.

11.9
Tax Withholding. TVA is authorized to withhold from any payment under the Plan taxes due or potentially payable in connection with any transactions involving the Plan, and to take any other actions TVA may deem advisable to allow TVA to satisfy obligations for the payment of withholding taxes and other tax obligations related to payments under the Plan.

IN WITNESS WHEREOF, this instrument has been executed as of the 28th day of September, 2015.
Tennessee Valley Authority

By: /s/ William D. Johnson
William D. Johnson
President and Chief Executive Officer